         As filed with the Securities and Exchange Commission on , 1999
                                                    Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            JDS UNIPHASE CORPORATION
      (Exact Name of Registrant as Specified in Its Governing Instruments)

                 DELAWARE                              76-0151431
    (State or Other Jurisdiction of                 (I.R.S. Employer
    Incorporation or Organization)                Identification Number)

                              163 Baypointe Parkway
                           San Jose, California 95134
                                 (408) 434-1800
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Registrar's Principal Executive Offices)

                               Kevin N. Kalkhoven
    Chairman of the Board of Directors, President and Chief Executive Officer
                            JDS Uniphase Corporation
                              163 Baypointe Parkway
                           San Jose, California 95134
                                 (408) 434-1800
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                           Christopher S. Dewees, Esq.
                            Brian D. McAllister, Esq.
                             David P. Valenti, Esq.
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
    TITLE OF SHARES TO        AMOUNT TO BE             PROPOSED MAXIMUM               PROPOSED MAXIMUM                AMOUNT OF
       BE REGISTERED          REGISTERED(1)      AGGREGATE PRICE PER SHARE(2)    AGGREGATE OFFERING PRICE(2)     REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
common stock, $0.001
  par value(3)............  8,000,000 shares                $83.188                      $665,504,000                 $185,011
====================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended ("Securities Act").

(2) This registration statement relates to the offering of up to 8,000,000 shares of JDS Uniphase common stock issuable upon exchange of up to 8,000,000 exchangeable shares (as defined herein) being offered by JDS Uniphase Canada Ltd., Registrant's subsidiary. Total filing fees of $265,953 have previously been paid with respect to the 8,000,000 shares registered hereby in connection with JDS Uniphase's registration statement on Form S-3, Registration No.333-82795, filed concurrently herewith relating to the public offering of up to 11,500,000 shares of JDS Uniphase's common stock.

(3) Includes the preferred stock purchase rights associated with the common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   Subject to Completion, dated July 13, 1999

                            JDS Uniphase Corporation

                        8,000,000 Shares of Common Stock

The 8,000,000 shares of our common stock offered by this prospectus will be held by certain of our stockholders in exchange for exchangeable shares of JDS Uniphase Canada Ltd., a subsidiary of ours. We have agreed to bear the expenses of registration of the shares in this prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol:

                                      JDSU

The last sale price of our common stock on the Nasdaq National Market on July 12, 1999 was US$166.375 per share ($83.188 per share after giving effect to a stock dividend of one share of common stock for each outstanding share of common stock scheduled to occur on July 23, 1999).

                             ----------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             ----------------------

                                 _____________

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
     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

     Information contained in our Web site does not constitute part of this document.

                                  JDS UNIPHASE

JDS Uniphase is the leading provider of advanced fiberoptic components and modules. These products are sold to leading telecommunications and cable television system providers worldwide, which are commonly referred to as OEMs and include Alcatel, Ciena, General Instrument, Lucent, Nortel, Pirelli, Scientific Atlanta, Siemens and Tyco. Our components and modules are basic building blocks for fiberoptic networks and perform both optical-only (passive) and optoelectronic (active) functions within these networks. Our products include semiconductor lasers, high-speed external modulators, transmitters, amplifiers, couplers, multiplexers, circulators, tunable filters, optical switches and isolators for fiberoptic applications. We also supply our OEM customers with test instruments for both system production applications and network installation. In addition, we design, manufacture and market laser subsystems for a broad range of commercial applications, which include biotechnology, industrial process control and measurement, graphics and printing and semiconductor equipment manufactured by our customers.

Our corporate headquarters in the United States is located at 163 Baypointe Parkway, San Jose, California 95134, where the phone number is (408) 434-1800. Our corporate headquarters in Canada is located at 570 West Hunt Club Road, Nepean, Ontario, and the phone number at this location is (613) 727-1304.




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

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

     The statements contained in this prospectus that are not purely historical are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act, including, without limitation, statements regarding JDS Uniphase's expectations, hopes, beliefs, anticipations, commitments, intentions and strategies regarding the future. Actual results could differ from those projected in any forward-looking statements for the reasons, among others, detailed in the following "Risk Factors." The fact that some of the "Risk Factors" described in this prospectus may be the same or similar to those described in our past filings means only that those risks are present in multiple periods. We believe that many of the risks detailed here are part of doing business in the industry in which we compete and will likely be present in all periods reported. The fact that certain risks are endemic to the industry does not lessen the significance of the risk. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

DIFFICULTIES WE MAY ENCOUNTER MANAGING OUR GROWTH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     Both JDS FITEL and Uniphase have historically achieved their growth through a combination of internally developed new products and acquisitions. As part of our strategy to sustain growth, we expect to continue to pursue acquisitions of other companies, technologies and complementary product lines. We also expect to continue developing new components, modules and other products for our customer base, seeking to further penetrate these markets. The success of each acquisition will depend upon:

     - our ability to manufacture and sell the products of the businesses acquired,

     - continued demand for these acquired products by our customers,

     - our ability to integrate the acquired business' operations, products and personnel,

     - our ability to retain key personnel of the acquired businesses, and

     - our ability to expand our financial and management controls and reporting systems and procedures.

Difficulties in Integrating Uniphase and JDS FITEL Could Adversely Affect Our Business

     Uniphase combined its operations with JDS FITEL on June 30, 1999 in a merger of equals. If we fail to successfully integrate the businesses of JDS FITEL and Uniphase, the combined business will suffer. Uniphase and JDS FITEL have complementary business operations located principally in the United States, Canada and Europe. Our success depends in large part on the successful integration of these geographically diverse

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

operations and the technologies and personnel of the two companies. As part of this integration, we need to combine and improve our computer systems to centralize and better automate processing of our financial, sales and manufacturing data. Our management came from the prior management teams of both companies and many members of management did not previously work with other members of management. The integration of the two businesses may result in unanticipated operational problems, expenses and liabilities and the diversion of management attention. The integration may not be successful, and, if so, our operating results would suffer as a result.

If We Fail to Efficiently Combine Uniphase's and JDS FITEL's Sales and Marketing Forces, Our Sales Could Suffer

     We may experience disruption in sales and marketing in connection with our efforts to integrate Uniphase's and JDS FITEL's sales channels, and we may be unable to efficiently or effectively correct such disruption or achieve our sales and marketing objectives after integration. In addition, sales cycles and sales models for Uniphase's and JDS FITEL's various products may vary significantly from product to product. Our sales personnel not accustomed to the different sales cycles and approaches required for products newly added to their portfolio may experience delays and difficulties in selling these newly added products. Furthermore, it may be difficult to retain key sales personnel. As a result, we may fail to take full advantage of the combined sales forces' efforts, and Uniphase's and JDS FITEL's respective sales approaches and distribution channels may be ineffective in promoting the other entity's products, which may have a material adverse effect on our business, financial condition or operating results.

Integration Costs and Expenses Associated with Uniphase's Combination with JDS FITEL Have Been Substantial and We May Incur Additional Related Expenses in the Future

     Uniphase and JDS FITEL have incurred direct costs associated with the combination of approximately $12 million, which will be included as a part of the total purchase cost for accounting purposes. We may incur additional material charges in subsequent quarters to reflect additional costs associated with the combination.

Difficulties in Integrating Other Acquisitions Could Adversely Affect Our
Business

     In March 1997, Uniphase acquired Uniphase Laser Enterprise, which produces our 980-nanometer pump laser products. In June 1998, Uniphase acquired Uniphase Netherlands. In the case of both acquisitions, Uniphase acquired businesses that had previously been engaged primarily in research and development and that needed to make the transition from a research activity to a commercial business with sales and profit levels that are consistent with our overall financial goals. This transition has not yet been completed at Uniphase Netherlands, which continues to operate at higher expense levels and lower gross margins than those required to meet our profitability goals. In addition, in November 1998, Uniphase acquired Uniphase Broadband, which manufactures test instruments, transmitter cards and transceivers for telecommunications applications. We may not successfully manufacture and sell our products or successfully manage our growth, and failure to do so could have a material adverse effect on our business, financial condition and operating results.

Difficulties in Commercializing New Product Lines

     We intend to continue to develop new product lines to address our customers' diverse needs and the several market segments in which we participate. As we target new product lines and markets, we will further increase our sales and marketing, customer support and administrative functions to support anticipated increased levels of operations from these new products and markets as well as growth from our existing products. We may not be successful in creating this infrastructure nor may we realize any increase in the level of our sales and operations to offset the additional expenses resulting from this increased infrastructure. Uniphase commenced operations at Uniphase Telecommunications Products in 1996 to penetrate the cable television markets, and at Uniphase Network Components in 1998 to develop and market a line of complementary optical components for our telecommunications customers. In each case, Uniphase hired development, manufacturing and other staff in anticipation of developing and selling new products. Our operations may not achieve levels sufficient to justify the increased expense levels associated with these new businesses.

WE ARE SUBJECT TO MANUFACTURING DIFFICULTIES

If We Do Not Achieve Acceptable Manufacturing Volumes, Yields or Sufficient Product Reliability, Our Operating Results Could Suffer

     The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers, or their inadvertent use of defective or contaminated materials, could significantly reduce our manufacturing yields and product reliability. Because the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our results of operations. Certain of our divisions have in the past experienced lower than expected production yields, which could delay product shipments and impair gross margins. These divisions or any of our other manufacturing facilities may not maintain acceptable yields in the future.

     Our existing Uniphase Netherlands facility has not achieved acceptable manufacturing yields since the June 1998 acquisition, and there is continuing risk attendant to this facility and its manufacturing yields and costs. In addition, we recently completed construction of a new laser fabrication facility at Uniphase Netherlands, and this facility has not yet reached targeted yields, volumes or costs levels. Uniphase Netherlands may not successfully manufacture laser products in the future at volumes, yields or cost levels necessary to meet our customers' needs. In addition, Uniphase Fiber Components is establishing a production facility in Sydney, Australia for fiber Bragg grating products. This facility may not manufacture grating products to customers' specifications at the volumes, cost and yield levels required. To the extent we do not achieve acceptable manufacturing yields or experience product shipment delays, our business, operating results and financial condition would be materially and adversely affected.

     As our customers' needs for our products increase, our ability to increase our manufacturing volumes to meet these needs and satisfy customer demand will have a material effect on our business, operating results and financial condition. In some cases, existing manufacturing techniques, which involve substantial manual labor, may be insufficient to achieve the volume or cost targets of our customers. As such, we will need to develop new manufacturing processes and techniques, which are anticipated to involve higher levels of automation, to achieve the targeted volume and cost levels. In addition, it

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

is frequently difficult at a number of our manufacturing facilities to hire qualified manufacturing personnel in a timely fashion, if at all, when customer demands increase over shortened time periods. While we continue to devote research and development efforts to improvement of our manufacturing techniques and processes, we may not achieve manufacturing volumes and cost levels in our manufacturing activities that will fully satisfy customer demands.

If Our Customers Do Not Qualify Our Manufacturing Lines For Volume Shipments, Our Operating Results Could Suffer

     Customers will not purchase any of our products (other than limited numbers of evaluation units) prior to qualification of the manufacturing line for the product. Each new manufacturing line must go through varying levels of qualification with our customers. This qualification process determines whether the manufacturing line achieves the customers' quality, performance and reliability standards. Delays in qualification can cause a product to be dropped from a long term supply program and result in significant lost revenue opportunity over the term of that program. As noted above, we are currently completing a new manufacturing facility in Australia. We may experience delays in obtaining customer qualification of this facility and our new facility at Uniphase Netherlands. If we fail in the timely qualification of these or other new manufacturing lines, our operating results and customer relationships would be adversely affected.

OUR OPERATING RESULTS MAY SUFFER AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES RELATING TO OUR COMBINATION WITH JDS FITEL

     Under U.S. generally accepted accounting principles that apply to us, we will account for the combination of Uniphase and JDS FITEL using the purchase method of accounting. Under purchase accounting, we will record the estimated market value of our common shares and the Exchangeable Shares issued in connection with Uniphase's combination with JDS FITEL, the fair value of the options to purchase JDS FITEL common shares which became options to purchase our common shares and the amount of direct transaction costs as the cost of acquiring the business of JDS FITEL. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as in-process research and development, acquired technology, acquired trademarks and trade names and acquired workforce, based on their respective fair values. We will allocate the excess of the purchase cost over the fair value of the net assets to goodwill. We estimate that we will expense in-process research and development of $177 million as of June 30, 1999. We will amortize goodwill over a five year period. The amount of purchase cost to be allocated to goodwill and other intangibles is estimated to be $3.2 billion, including the related deferred tax effect. If we amortized goodwill and other intangible assets in equal quarterly amounts over a five year period following completion of Uniphase's combination with JDS FITEL, the accounting charge attributable to these items would be $161 million per quarter and $643 million per fiscal year. As a result, purchase accounting treatment of Uniphase's combination with JDS FITEL will result in a net loss for us in the foreseeable future, which could have a material and adverse effect on the market value of our stock.

OUR STOCK PRICE COULD FLUCTUATE SUBSTANTIALLY

The Unpredictability of Our Quarterly Operating Results Could Cause Our Stock Price to be Volatile or Decline

     Each of JDS FITEL and Uniphase has experienced, and we expect to continue to experience, fluctuations in our quarterly results, which in the future may be significant and cause substantial fluctuations in the market price of our stock. All of the concerns we discuss under Risk Factors could affect our operating results, including, among others:

     - the timing of the receipt of product orders from a limited number of major customers,

     - the loss of one or more of our major suppliers or customers,

     - competitive pricing pressures,

     - the costs associated with the acquisition or disposition of businesses,

     - our ability to design, manufacture and ship technologically advanced products with satisfactory yields on a timely and cost-effective basis,

     - the announcement and introduction of new products by us, and

     - expenses associated with any intellectual property or other litigation.

     In addition to concerns potentially affecting our operating results addressed elsewhere under Risk Factors, the following factors may also influence our operating results:

     - our product mix,

     - the relative proportion of our domestic and international sales,

     - the timing differences between when we incur expenses to increase our marketing and sales capabilities and when we realize benefits, if any, from such expenditures, and

     - fluctuations in the foreign currencies of our foreign operations.

     Furthermore, our sales often reflect orders shipped in the same quarter that they are received, which makes our sales vulnerable to short term fluctuations in customer demand and difficult to predict. Also, customers may cancel or reschedule shipments, and production difficulties could delay shipments. In addition, we sell our telecommunications equipment products to OEMs who typically order in large quantities, and therefore the timing of such sales may significantly affect our quarterly results. An OEM supplies system level network products to telecommunications carriers and others and incorporates our components in these system level products. The timing of such OEM sales can be affected by factors beyond our control, such as demand for the OEMs' products and manufacturing risks experienced by OEMs. In this regard, we have experienced rescheduling of orders by customers in each of our markets and may experience similar rescheduling in the future. As a result of all of these factors, our results from operations may vary significantly from quarter to quarter.

     In addition to the effect of ongoing operations on quarterly results, acquisitions or dispositions of businesses, our products or technologies have in the past resulted in, and may in the future, result in reorganization of our operations, substantial charges or other

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expenses, which have caused and may in the future cause fluctuations in our quarterly operating results and cash flows. See, for example, "Risk
Factors -- Our Operating Results May Suffer as a Result of Purchase Accounting Treatment, the Impact of Amortization of Goodwill and Other Intangibles Relating to Our Combination with JDS FITEL."

     Finally, our net revenues and operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of our common stock and the Exchangeable Shares would likely decline, perhaps substantially.

Factors Other Than Our Quarterly Results Could Cause Our Stock Price to be Volatile or Decline

     The market price of our common stock has been and is likely to continue to be highly volatile due to causes other than our historical quarterly results, such as:

     - announcements by our competitors and customers of technological innovations or new products,

     - developments with respect to patents or proprietary rights,

     - governmental regulatory action, and

     - general market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies, which may cause the price of our stock to decline.

OUR SALES WOULD SUFFER IF ONE OR MORE OF OUR KEY CUSTOMERS SUBSTANTIALLY REDUCED ORDERS FOR OUR PRODUCTS

     Our customer base is highly concentrated. Historically, orders from a relatively limited number of OEM customers accounted for a substantial portion of Uniphase's and JDS FITEL's net sales from telecommunications products. We expect that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of our net sales. Sales to any single customer may vary significantly from quarter to quarter. If current customers do not continue to place orders we may not be able to replace these orders with new orders from new customers. In the telecommunications markets, our customers evaluate our products and competitive products for deployment in their telecommunications systems. Our failure to be selected by a customer for particular system projects can significantly impact our business, operating results and financial condition. Similarly, even if our customers select us, if our customers are not selected as the primary supplier for an overall system installation, we can be similarly adversely affected. Such fluctuations could have a material adverse effect on our business, financial condition and operating results.

INTERRUPTIONS AFFECTING OUR KEY SUPPLIERS COULD DISRUPT PRODUCTION, COMPROMISE OUR PRODUCT QUALITY AND ADVERSELY AFFECT OUR SALES

     We currently obtain various components included in the manufacture of our products from single or limited source suppliers. A disruption or loss of supplies from these companies or a price increase for these components would have a material adverse effect

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on our results of operations, product quality and customer relationships. We have a sole source supply agreement for a critical material used in the manufacture of our passive products. This agreement may be terminated by either party on six months prior notice. It is our objective to maintain strategic inventory of the key raw material provided by this supplier. We also depend on a single source for filters for our passive products which we obtain exclusively through a joint venture with Optical Coating Laboratories, Inc. In addition, we currently utilize a sole source for the crystal semiconductor chip sets incorporated in our solid state microlaser products and acquire our pump diodes for use in our solid state laser products from Opto Power Corporation and GEC. We obtain lithium niobate wafers, gallium arsenide wafers, specialized fiber components and certain lasers used in our telecommunications products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules and Sumitomo, respectively. We do not have long-term or volume purchase agreements with any of these suppliers (other than for our passive products supplier described in this paragraph), and these components may not in the future be available in the quantities required by us, if at all.

WE MAY BECOME SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

     Our employees who are employed at manufacturing facilities located in North America are not bound by or party to any collective bargaining agreements with us. These employees may become bound by or party to one or more collective bargaining agreements with us in the future. Certain of our employees outside of North America, particularly in The Netherlands and Germany, are subject to collective bargaining agreements. If, in the future, any such employees become bound by or party to any collective bargaining agreements, then our related costs and our flexibility with respect to managing our business operations involving such employees may be materially adversely affected.

ANY FAILURE TO REMAIN COMPETITIVE IN OUR INDUSTRY WOULD IMPAIR OUR OPERATING RESULTS

If Our Business Operations are Insufficient to Remain Competitive in Our Industry, Our Operating Results Could Suffer

     The telecommunications and laser subsystems markets in which we sell our products are highly competitive. In each of the markets we serve, we face intense competition from established competitors. Many of these competitors have substantially greater financial, engineering, manufacturing, marketing, service and support resources than do we and may have substantially greater name recognition, manufacturing expertise and capability and longer standing customer relationships than do we. To remain competitive, we believe we must maintain a substantial investment in research and development, marketing, and customer service and support. We may not compete successfully in all or some of our markets in the future, and we may not have sufficient resources to continue to make such investments, or we may not make the technological advances necessary to maintain our competitive position so that our products will receive market acceptance. In addition, technological changes or development efforts by our competitors may render our products or technologies obsolete or uncompetitive. See "Our Business -- Competition."

Fiberoptic Component Average Selling Prices Are Declining

     Prices for telecommunications fiberoptic components are generally declining due to, among other things, increased competition and greater unit volumes as telecommunications service providers continue to deploy fiberoptic networks. Uniphase and JDS FITEL have in

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

the past and we may in the future experience substantial period to period fluctuations in average selling prices. We anticipate that average selling prices will decrease in the future in response to product introductions by competitors and us or to other factors, including price pressures from significant customers. Therefore, we must continue to (1) timely develop and introduce new products that incorporate features that can be sold at higher selling prices and (2) reduce our manufacturing costs. Failure to achieve any or all of the foregoing could cause our net sales and gross margins to decline, which may have a material adverse effect on our business, financial condition and operating results.

If We Fail to Successfully Develop and Market Solid State Lasers to Replace the Declining Markets for Our Gas Lasers, Our Operating Results Could Suffer

     The market for gas lasers is mature and expected to decline as customers replace conventional lasers, including gas lasers, with solid state lasers. Solid state lasers are currently expected to be the primary commercial laser technology in the future. Consequently, Uniphase has devoted substantial resources to developing and commercializing its solid state laser products. We believe that some companies are further advanced than us in solid state laser development and are competing with us for many of the same opportunities. To be competitive in our laser markets, we believe continued manufacturing cost reductions and enhanced performance of our laser products will be required on a continuing basis as these markets further mature. However, our solid state laser products may not be competitive with products of other companies as to cost or performance in the future.

If We Fail to Attract and Retain Key Personnel, Our Business Could Suffer

     Our future depends, in part, on our ability to attract and retain certain key personnel. In particular, our research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and we are currently experiencing difficulty in identifying and hiring certain qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive officers and other key management and technical personnel, each of whom would be difficult to replace. Uncertainty resulting from the JDS FITEL merger could further adversely affect our ability to retain key employees. We do not maintain a key person life insurance policy on our Chief Executive Officer, our Chief Operating Officer or any other officer. The loss of the services of one or more of our executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on our business, financial condition and operating results.

OUR PARTICIPATION IN INTERNATIONAL MARKETS CREATES RISKS TO OUR BUSINESS NOT FACED BY COMPANIES THAT SELL THEIR PRODUCTS IN THE UNITED STATES

     International sales are subject to inherent risks, including:

     - unexpected changes in regulatory requirements,

     - tariffs and other trade barriers,

     - political and economic instability in foreign markets,

     - difficulties in staffing and management,

     - integration of foreign operations,

     - longer payment cycles,

     - greater difficulty in accounts receivable collection,

     - currency fluctuations, and

     - potentially adverse tax consequences.

     International sales accounted for approximately 38.7%, 30.6% and 25.1% of Uniphase's net sales in fiscal years 1998, 1997 and 1996, respectively. International sales (excluding sales to the U.S.) accounted for approximately 24.5%, 20.2% and 31.8% of JDS FITEL's net sales in fiscal years 1998, 1997 and 1996, respectively. We expect that international sales will continue to account for a significant portion of our net sales. We may continue to expand our operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources.

     Since a significant portion of our foreign sales are denominated in U.S. dollars, our products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. Our business and operating results may also be materially and adversely affected by lower sales levels that typically occur during the summer months in Europe and certain other overseas markets. Furthermore, the sales of many of our OEM customers depend on international sales and consequently further exposes us to the risks associated with such international sales.

THE YEAR 2000 PROBLEM MAY DISRUPT OUR AND OUR CUSTOMERS' AND SUPPLIERS'
BUSINESSES

     We are aware of the risks associated with the operation of information technology and non-information technology systems as the Year 2000 approaches. The problem is pervasive and complex and may affect many information technology and non-information technology systems. The Year 2000 problem results from the rollover of the two digit year value from "99" to "00." Systems that do not properly recognize such date-sensitive information could generate erroneous data or fail. In addition to our own systems, we rely on external systems of our customers, suppliers, creditors, financial organizations, utilities providers and government entities, both domestic and international (which we collectively refer to as "third parties"). Consequently, we could be affected by disruptions in the operations of third parties with which we interact. Furthermore, as customers expend resources to correct their own systems, they may reduce their purchasing frequency and volume of our products.

     We are using both internal and external resources to assess:

     - our state of readiness (including the readiness of third parties with which we interact) concerning the Year 2000 problem,

     - our costs to correct material Year 2000 problems related to our internal information technology and non-information technology systems,

     - the known risks related to any failure to correct any Year 2000 problems we identify, and

     - the contingency plan, if any, that we should adopt should any identified Year 2000 problems not be corrected.

     To date, we have incurred costs not exceeding $2 million to upgrade our information technology and non-information technology systems to, among other things, make such systems Year 2000 compliant. We continue to evaluate the estimated costs associated with the efforts to prepare for Year 2000 based on actual experience. While the efforts will involve additional costs, we believe, based on (1) available information, (2) amounts spent to date and (3) the fact that our information technology and non-information technology systems depend on third-party software which, we believe, has been or is being updated to address the Year 2000 problem, that we will manage our total Year 2000 transition without any material adverse effect on our business operations, financial condition, products or financial prospects. The actual outcomes and results could be affected by future factors including, but not limited to:

     - the continued availability of skilled personnel,

     - cost control,

     - the ability to locate and remediate software code problems,

     - critical suppliers and subcontractors meeting their Year 2000 compliance commitments, and

     - timely actions by customers.

     We are working with our software system suppliers and believe that certain of these systems are currently not Year 2000 compliant. We have targeted September 30, 1999 as the date by which these systems shall be Year 2000 compliant. In any event, however, we anticipate that such systems will be corrected for the Year 2000 problem prior to December 31, 1999. We are working with those third parties to identify any Year 2000 problems affecting such third parties that could have a material adverse affect on our business, financial condition or results of operations. However, it would be impracticable for us to attempt to address all potential Year 2000 problems of third parties that have been or may in the future be identified. Specifically, Year 2000 problems have arisen or may arise regarding the information technology and non-information technology systems of third parties having widespread national and international interactions with persons and entities generally (for example, certain information technology and non-information technology systems of governmental agencies, utilities and information and financial networks) that, if uncorrected, could have a material adverse impact on our business, financial condition or results of operations. We are still assessing the effect the Year 2000 problem will have on our suppliers and, at this time, cannot determine such impact. However, we have identified alternative suppliers and, in the event that any significant supplier suffers unresolved material Year 2000 problems, we believe that we would only experience short term disruptions in supply, not exceeding 90 days, while such supplier is replaced.

IF WE HAVE INSUFFICIENT PROPRIETARY RIGHTS OR IF WE FAIL TO PROTECT THOSE WE HAVE, OUR BUSINESS WOULD BE MATERIALLY IMPAIRED

We May Not Obtain the Intellectual Property Rights We Require

     The telecommunications and laser markets in which we sell our products experience frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and our competitors. In the past, Uniphase and JDS FITEL have acquired and in the future we may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary for our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products for our markets. While in the past licenses generally have been available to Uniphase and JDS FITEL where third-party technology was necessary or useful for the development or production their products, in the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a combination thereof. Such royalty or other terms could have a significant adverse impact on our operating results. We are a licensee of a number of third party technologies and intellectual property rights and are required to pay royalties to these third party licensors on certain of our telecommunications products and laser subsystems.

Our Products May Infringe the Property Rights of Others

     The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. In this regard, third parties may in the future assert claims against us concerning our existing products or with respect to future products under development by us. Any litigation to determine the validity of any third-party claims could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful in such litigation. If we are unsuccessful in any such litigation, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in such development or such licenses may not be available to us. Without such a license, we could be enjoined from future sales of the infringing product or products.

Our Intellectual Property Rights May Not Be Adequately Protected

     Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. We currently hold approximately 150 U.S. patents on products or processes and corresponding foreign patents and have applications for certain patents currently pending. The steps taken by us to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to ours. It is possible that patents may not be issued from any application pending or filed by us and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to us may be challenged, invalidated or circumvented. Further, the rights under our patents may not provide a competitive advantage to us. In addition, the laws of certain territories in which our products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

IF WE FAIL TO SUCCESSFULLY MANAGE OUR EXPOSURE TO THE WORLDWIDE FINANCIAL MARKETS, OUR OPERATING RESULTS COULD SUFFER

     We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. We utilize derivative financial instruments to mitigate these risks. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. We hedge currency risks of investments denominated in foreign currencies with forward currency contracts. Gains and losses on these foreign currency investments are generally offset by corresponding gains and losses on the related hedging instruments, resulting in negligible net exposure to us. A substantial portion of our revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, we do enter into these transactions in other currencies, primarily Canadian and European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we have established hedging programs. Currency forward contracts are utilized in these hedging programs. Our hedging programs reduce, but do not always entirely eliminate, the impact of foreign currency exchange rate movements. Actual results on our financial position may differ materially.

IF WE FAIL TO OBTAIN ADDITIONAL CAPITAL AT THE TIMES, IN THE AMOUNTS AND UPON THE TERMS REQUIRED, OUR BUSINESS COULD SUFFER

     We are devoting substantial resources for new facilities and equipment to the production of source lasers, fiber Bragg gratings and modules used in telecommunications and for the development of new solid state lasers. Although we believe existing cash balances, cash flow from operations and available lines of credit, together with proceeds from this offering and the concurrent offering of exchangeable shares, will be sufficient to meet our capital requirements at least for the next 12 months, we may be required to seek additional equity or debt financing to compete effectively in these markets. We cannot precisely determine the timing and amount of such capital requirements and will depend on several factors, including our acquisitions and the demand for our products and products under development. Such additional financing may not be available when needed, or, if available, may not be on terms satisfactory to us.

OUR CURRENTLY OUTSTANDING PREFERRED STOCK AND OUR ABILITY TO ISSUE ADDITIONAL PREFERRED STOCK COULD IMPAIR THE RIGHTS OF OUR COMMON STOCKHOLDERS

     Our Board of Directors has the authority to issue up to 799,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control. Each outstanding share of our common stock includes one right. Each right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from us one unit, equal to one one-thousandth of a share of Series B Preferred Stock, at a purchase price of $135 per unit, subject to adjustment, for each share of common stock held by the holder. The rights are attached to all certificates representing outstanding shares of our common stock, and no separate rights certificates have been distributed. The purchase price is payable in cash or by certified or bank check or money order payable to our order. The description and terms of the rights are set forth in a Rights Agreement between us and American Stock Transfer & Trust Company, as Rights Agent, dated as of June 22, 1998, as amended from time to time.

     Certain provisions contained in the rights plan, and in the equivalent rights plan JDS Uniphase Canada Ltd. has adopted with respect to the Exchangeable Shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or Exchangeable Shares which offers may be attractive to the stockholders, or deter purchases of large blocks of common stock or Exchangeable Shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or Exchangeable Shares over the then-prevailing market prices.

WE HAVE A SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

     Based on shares outstanding as of July 9, 1999, we will have 161,207,666 shares of our common stock (including shares of our common stock issuable upon exchange of the outstanding Exchangeable Shares, including Exchangeable Shares issued in the concurrent offering (see "Concurrent Offering of Exchangeable Shares")) outstanding upon completion of this offering. Subject to the lock-up agreements noted below, other than for shares held by certain of our largest stockholders, virtually all of these outstanding shares will be available for immediate resale without restriction following the completion of this offering. For a period of 90 days from the date of this prospectus, executive officers, directors and stockholders holding a total of approximately 48.9 million shares of common stock and Exchangeable Shares (inclusive of shares issuable under options exercisable within 60 days) have agreed not to sell or otherwise dispose of any of those shares without the prior written consent of Banc of America Securities LLC, Deutsche Bank Securities Inc. and CIBC World Markets Inc. In addition, upon completion of the offering, and based on options outstanding as of July 9, 1999, there will be outstanding options to purchase a total of approximately 29.6 million shares of our common stock under our stock option plans, many of which options are currently exercisable. Sales of substantial amounts of these shares in the public market or the prospect of such sales could adversely affect the market price of our common stock and the market price of the Exchangeable Shares. See "Principal and Selling Stockholders" and "Underwriting."

CERTAIN ANTI-TAKEOVER PROVISIONS CONTAINED IN OUR CHARTER AND UNDER DELAWARE LAW COULD IMPAIR A TAKEOVER ATTEMPT

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under certain circumstances, publicly-held Delaware corporations from engaging in business combinations with certain stockholders for a specified period of time without the approval of the holders of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Certificate of Incorporation and Bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our Board of Directors into three classes of directors serving three-year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

                                 USE OF PROCEEDS

Because the shares of our common stock offered hereunder will be issued upon exchange of the exchangeable shares of our subsidiary JDS Uniphase Canada Ltd., none of which will be held by us, we will receive no proceeds upon the sale of such common stock.

                              PLAN OF DISTRIBUTION

Concurrently with this offering, we are offering in an underwritten public offering up to 10,000,000 shares of our common stock, of which a portion may be offered by our subsidiary, JDS Uniphase Canada Ltd., as exchangeable shares of its capital stock. The exchangeable shares of JDS Uniphase Canada Ltd. may be exchanged on a one-for-one basis for shares of our common stock, which shares are being registered by this prospectus. We have agreed to bear the expenses of registration of the shares in this prospectus.

                           INTERESTS OF NAMED EXPERTS

Michael C. Philips, a partner with Morrison & Foerster LLP, our counsel, also serves as a Senior Vice President and General Counsel of JDS Uniphase.

                                 LEGAL OPINIONS

The validity of the issuance of the shares of common stock offered pursuant to this prospectus will be passed upon for JDS Uniphase by Morrison & Foerster, LLP, Palo Alto, California.

                                     EXPERTS

The consolidated financial statements of Uniphase Corporation appearing in Uniphase Corporation's Current Report on Form 8-K/A dated April 28, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Philips Optoelectronics, a Division of Koninklijke Philips Electronics N.V. included in its Amendment No. 2 to the Current Report on Form 8-K/A dated August 25, 1998, have been audited by Ernst & Young Accountants, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of JDS FITEL appearing in Uniphase Corporation's definitive proxy statement on Form 14-A dated June 2, 1999, have been audited by PricewaterhouseCoopers LLP, Chartered Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by JDS Uniphase under the Securities Exchange Act of 1934 with the Commission and are incorporated into this prospectus by reference:

      a.    Uniphase's Annual Report on Form 10-K for the year ended June 30,
            1998;

      b. Uniphase's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999;

      c. Uniphase's Quarterly Reports on Form 10-Q/A for the quarters ended September 30, 1998 and December 31, 1998;

      d.    Uniphase's Report on Form 8-K/A dated as of August 24, 1998;

      e.    Uniphase's Report on Form 8-K/A dated as of August 25, 1998;

      f.    Uniphase's Report on Form 8-K dated as of January 7, 1999;

      g.    Uniphase's Report on Form 8-K/A dated as of April 28, 1999;

      h.    JDS Uniphase's Report on Form 8-K dated as of July 9, 1999;

      i. Uniphase's definitive Proxy Statement on Form 14-A filed on June 2, 1999; and

      j. The description of Uniphase's common stock contained in Uniphase's Registration Statement on Form 8-A filed with the Commission on November 15, 1993.

Each document filed by JDS Uniphase pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the filing date of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained into this prospectus (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of all documents which are incorporated into this prospectus by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Please direct requests to the corporate secretary at JDS Uniphase's corporate headquarters at 163 Baypointe Parkway, San Jose, California 95134 or by telephone at (408) 434-1800.

                       WHERE YOU MAY FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and accordingly we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including us, that file electronically with the Commission. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

We have filed with the Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the shares offered by this prospectus, reference is hereby made to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus or since the date of any documents incorporated into this prospectus by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses payable by JDS Uniphase in connection with the issuance and distribution of the common stock registered hereby. All of such fees and expenses are estimates, except the securities act registration fee. None of the expenses listed below will be borne by the selling stockholders.

Securities Act Registration Fee......................................   $185,011
Printing and duplicating fees........................................   $ 10,000
Legal fees and expenses..............................................   $ 10,000
Accounting fees and expenses.........................................   $ 10,000
Miscellaneous expenses...............................................   $  5,000
                                                                        --------
         *Total......................................................   $220,011
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The indemnification and liability of JDS Uniphase's directors and officers are governed by Delaware law. Under Section 145 of the General Corporation Law of the State of Delaware, JDS Uniphase has broad powers to indemnify its directors and officers against liabilities that may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). JDS Uniphase's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

JDS Uniphase's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to JDS Uniphase and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to JDS Uniphase, for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

JDS Uniphase has entered into agreements with its directors and certain of its executive officers that require JDS Uniphase to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of JDS Uniphase or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of JDS Uniphase and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

JDS Uniphase has obtained a policy of directors' and officers' liability insurance that insures JDS Uniphase's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

3.1    -  Certificate of Amendment to Articles of Incorporation

3.2    -  Certificate of Amendment to Bylaws

4.1    -  Certificate of Designation

5.1    -  Opinion of Morrison & Foerster LLP

23.1   -  Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2   -  Consent of Ernst & Young LLP, independent auditors

23.3   -  Consent of Ernst & Young Accountants, independent auditors

23.4   -  Consent of PricewaterhouseCoopers LLP, chartered accountants

24.1   -  Power of Attorney (included on signature page hereto)

24.1   -  Power of Attorney (included on signature page hereto)


ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
      (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on July 13, 1999.

                                          JDS UNIPHASE CORPORATION

                                          By:     /s/ KEVIN N. KALKHOVEN
                                             -----------------------------------
                                                     Kevin N. Kalkhoven
                                                   Chief Executive Officer
                                                and Co-Chairman of the Board

                               POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Kevin N. Kalkhoven and Anthony R. Muller as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-3 in connection with the sale by JDS Uniphase Corporation of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                TITLE                  DATE
                  ---------                                -----              -------------

           /s/ KEVIN N. KALKHOVEN              Chief Executive Officer, Co-   July 13, 1999
---------------------------------------------    Chairman of the Board of
             Kevin N. Kalkhoven                    Directors (Principal
                                                    Executive Officer)

            /s/ ANTHONY R. MULLER              Senior Vice President, Chief   July 13, 1999
---------------------------------------------      Financial Officer and
              Anthony R. Muller                    Secretary (Principal
                                                 Financial and Accounting
                                                         Officer)

                  SIGNATURE                                TITLE                  DATE
                  ---------                                -----              -------------
              /s/ JOZEF STRAUSS                 President, Chief Operating    July 13, 1999
---------------------------------------------   Officer and Co-Chairman of
                Jozef Strauss                     the Board of Directors

              /s/ BRUCE D. DAY                           Director             July 13, 1999
---------------------------------------------
                Bruce D. Day

           /s/ PETER A. GUGLIELMI                        Director             July 13, 1999
---------------------------------------------
             Peter A. Guglielmi

             /s/ ROBERT E. ENOS                          Director             July 13, 1999
---------------------------------------------
               Robert E. Enos

            /s/ MARTIN A. KAPLAN                         Director             July 13, 1999
---------------------------------------------
              Martin A. Kaplan

            /s/ JOHN MACNAUGHTON                         Director             July 13, 1999
---------------------------------------------
              John MacNaughton

             /s/ WILSON SIBBETT                          Director             July 13, 1999
---------------------------------------------
            Wilson Sibbett, Ph.D.

           /s/ CASIMIR SKRZYPCZAK                        Director             July 13, 1999
---------------------------------------------
             Casimir Skrzypczak

          /s/ WILLIAM J. SINCLAIR                        Director             July 13, 1999
---------------------------------------------
             William J. Sinclair

                                 EXHIBIT INDEX

Exhibit
Number          Description
-------         -----------
  3.1           Certificate of Amendment to Articles of Incorporation

  3.2           Certificate of Amendment to Bylaws

  4.1           Certificate of Designation

  5.1           Opinion of Morrison & Foerster LLP

 23.1           Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

 23.2           Consent of Ernst & Young LLP, independent auditors

 23.3           Consent of Ernst & Young Accountants, independent auditors

 23.4           Consent of PricewaterhouseCoopers LLP, chartered accountants

 24.1           Power of Attorney (included on signature page hereto)